Exhibit 10.5

Master Business Cooperation Agreement

This Master Business Cooperation Agreement (this “Agreement”), dated as of January 19, 2018 (the “Signing Date”), is entered into by and between:

(1)	Baidu Holdings Limited, a company organized under the laws of the British Virgin Islands (“Baidu”), and

(2)	iQIYI, Inc., a company organized under the laws of the Cayman Islands (“iQIYI”).

In this Agreement, Baidu and iQIYI shall be collectively referred to as the “Parties” and individually referred to as a “Party”; when the “Party” and the “Other Party” are used in this Agreement, Baidu and iQIYI shall respectively be the counterparty to each other.

WHEREAS:

(1)	Baidu and its Affiliates are leading Chinese language internet search providers, providing various internet services and products including such services carried through Baidu Properties or DuerOS, artificial intelligence technologies and products, communities, self-driving technologies, e-commerce, Baidu Smart Devices etc. (collectively referred to as “Baidu Business”);

(2)	iQIYI and its Affiliates are PRC-based, high-quality video entertainment service providers, providing users with professional video experience that is rich, high-definition and smooth; iQIYI and its Affiliates have established a video business ecosystem containing e-commerce, games and movie tickets that connects people and services (collectively referred to as “iQIYI Business”);

(3)	The Parties intend to establish comprehensive and in-depth business cooperation between Baidu Business and iQIYI Business and to enter into this Agreement to set forth the principles and scope of such business cooperation.

NOW, THEREFORE, the Parties hereby agree as follows:

1.	Definition and Interpretation

In this Agreement, unless otherwise provided, capitalized terms used herein shall have the meanings as indicated in this Section 1:

1.1	“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, or is Controlled by, or under common Control with, such Person, provided that, for purposes of this Agreement, Affiliates of Baidu shall not include iQIYI or any entity Controlled by iQIYI, and Affiliates of iQIYI shall only include the entities Controlled by iQIYI.

1.2	“Baidu Cloud” means the public cloud service platform provided by Baidu (website: cloud.baidu.com), through which Baidu Cloud provides public cloud services including cloud computing, big data and artificial intelligence technologies to enterprise customers and developers.

1.3	“Baidu Smart Devices” means the smart device products which are developed, produced or distributed by Baidu or any other entities of which Baidu directly or indirectly holds investment interests, including but not limited to those products developed, produced or distributed by Raven Technology (Beijing) Co., Ltd. and its Affiliates. Baidu may inform iQIYI about the scope of the Baidu Smart Devices by e-mail from time to time.

1.4	“Baidu Properties” means any and all websites (including without limitation (www.baidu.com)), search engines, interfaces and applications owned, operated and/or hosted by Baidu, including sub-domains or underlying paths of websites and upgrades, derivatives and modifications of such interfaces and applications, in each case, whether accessed through a web browser or a mobile application.

1.5	“Beijing Xiaodu” means Beijing Xiaodu Interactive Entertainment Science and Technology Co., Ltd. ( ) and all its Controlled entities; and the entities established, formed or survived as a result of any merger, consolidation, spin-off or other reorganization transaction of the foregoing.

1.6	“Long-form Video Business” means long-form video content services currently provided by iQIYI, such long-form video content includes but not limited to movies, TV series, network series, cartoons, variety shows, documentaries, etc.

1.7	“Control” (including the terms “Controlling” “Controlled by” and “under common Control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. The existence of any of the following situations shall constitute Control (without limitation to the following situations): (i) directly or indirectly holding more than 50% of a Person’s issued shares or other equity interests; (ii) having the power to directly or indirectly determine the appointment or removal of more than half of the members of a Person’s board of directors or similar decision–making bodies; (iii) having the power to actually control a Person’s financial and operation decisions through contracts or other arrangements; or (iv) otherwise being able to consolidate a Person’s revenue, expenses, assets, and liabilities in its own financial reports in accordance with the United States generally accepted accounting principles.

1.8	“DuerOS” means the dialog-type artificial intelligence system and open platform developed by Baidu. With Baidu’s information and services, DuerOS possesses substantial amounts of data and can complete operation and dialog exchange of devices through natural language, providing users with a complete service chain.

1.9	“Person” means any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, governmental authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

1.10	“PRC” means the People’s Republic of China, but for the purpose of this Agreement, does not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and the territory of Taiwan.

1.11	“Relevant Cooperation Fields” means the business cooperation fields as provided in Article 3 of this Agreement including artificial intelligence technology, smart devices/DuerOS, infrastructure and cloud service, advertisement, traffic, data and content, operation and other business fields as agreed by the Parties from time to time.

1.12	Unless otherwise expressly defined in Section 1 of this Agreement, references to products of Baidu, iQIYI and/or any third party in this Agreement shall mean the relevant products as referred to in such party’s business operation and as generally understood in the market.

1.13	Unless otherwise expressly defined in Section 1 of this Agreement, references to relevant technologies and/or industry terms shall have the relevant meanings as generally understood in the Internet, electronic information and/or communication industries.

2.	Principles of the Business Cooperation

2.1	The Parties acknowledge and agree that the in-depth cooperation between Baidu Business and iQIYI Business in the Relevant Cooperation Fields is in the common interests and pursuits of the Parties, and the Parties shall treat each other as their respective top strategic preferred business partner in the Relevant Cooperation Fields to the maximum extent permitted by the applicable laws. The Parties shall use their best commercially reasonable efforts to facilitate a comprehensive and in-depth cooperation in the Relevant Cooperation Fields under this Agreement.

2.2	To ensure smooth implementation and achieve expected result of the cooperation in the Relevant Cooperation Fields, the Parties agree that each Party shall designate its relevant personnel to form a joint coordination team. During the Cooperation Term, members of the joint coordination team shall convene regular or extraordinary meetings to review and discuss the progress, results and potential issues of the cooperation in the Relevant Cooperation Fields. Such meetings may be held in person, via telephone or video conference, network communication or through other means as agreed by the Parties.

2.3	Each Party shall be entitled to designate its Affiliates to carry out the cooperation with the Other Party in the Relevant Cooperation Fields, and the Parties will or will designate their respective Affiliates to enter into specific business cooperation agreements (the “Specific Business Cooperation Agreements”) with respect to specific cooperation in the Relevant Cooperation Fields in accordance with the principles set forth in this Agreement. Each Party shall ensure that its designated Affiliates have the necessary conditions, resources and capabilities to carry out the relevant cooperation under this Agreement and/or the Specific Business Cooperation Agreements. The Parties further agree that the obligations or restrictions imposed on any Party under this Agreement shall also be applicable to the Affiliates of such Party, and reference to Baidu or iQIYI shall also include their respective Affiliates to the extent applicable. Each Party shall procure that its Affiliates comply with this Agreement and assume full responsibility for the performance of and compliance with the obligations under this Agreement by its Affiliates.

3.	Relevant Cooperation Fields

The Parties agree to cooperate in fields that include but not limited to artificial intelligence technology, smart devices/DuerOS, infrastructure and cloud service, advertisement, traffic, data and contents, and operation under this Agreement. The Parties further agree to set forth the principles and key matters of the cooperation with respect to each field of the Relevant Cooperation Fields in Section 3 of this Agreement, and further negotiations and execution of each Specific Business Cooperation Agreement and implementation by the Parties of each cooperation in the Relevant Cooperation Fields shall be carried out in accordance with the principles set forth in Section 3 of this Agreement.

3.1	Artificial Intelligence Technology Cooperation

The Parties agree to carry out technological cooperation in video artificial intelligence pursuant to the Parties’ business cooperation or respective business needs. The Parties shall carry out technical exchanges regarding application of artificial intelligence technology in the field of video through the mechanism as provided in Section 2.2 of this Agreement.

3.2	Smart Devices/DuerOS Related Cooperation

Subject to the compliance with applicable laws and non-infringement of the legitimate rights of any third party, the Parties shall mutually share their resources of content and channel, and use their reasonable best efforts to facilitate the promotion of DuerOS and the increase of market share of iQIYI’s content; and the Parties shall grant each other the most favored treatment with respect to the cooperation as specified in this Section 3.2.

3.3	Infrastructure and Cloud Service Cooperation

Baidu agrees to fully support iQIYI in its needs of cloud computing infrastructure. Baidu will treat iQIYI as a highest priority cooperation partner with respect to Baidu Cloud, and shall provide cloud computing infrastructure services to iQIYI with the most favored treatment. iQIYI will use its best commercially reasonable efforts to work with Baidu to enable Baidu’s cloud computing support. The Parties may discuss and set forth certain restrictive requirements for iQIYI’s procurement of Infrastructure and Cloud Service, and iQIYI shall comply with such requirements.

3.4	Advertisement Cooperation

Baidu and iQIYI shall establish in-depth cooperation with respect to advertisement. The Parties agree to mutually recommend each other’s advertising products, to explore the value of their advertising products and provide advertisers with more options. Baidu agrees to grant iQIYI priority to advertise on Baidu platform.

3.5	Traffic Cooperation

Baidu and iQIYI shall establish a strategic cooperation relationship with respect to traffic, and the Parties shall make full use of their respective product lines to mutually direct traffic to each other, give full play to their respective advantages and strive for maximum synergy.

3.6	Data and Content Cooperation

Subject to the compliance with applicable laws and non-infringement of the legitimate rights of any third party, the Parties shall actively explore in-depth cooperation with respect to data and content based on the Parties’ business needs, including without limitation, realizing the connection of user accounts and content generator accounts.

3.7	Operation Cooperation

The Parties shall use their best commercially reasonable efforts to (a) jointly cooperate with telecommunication carriers (including China Mobile, China Telecom and China Unicom, etc.) to launch service specified cellular data cards and data plan products; and (b) conduct cross-promotion of products, including but not limited to membership, devices, self-produced and exclusive broadcasting video content.

3.8	Baidu Providing Loan to iQIYI

After the execution of this Agreement, Baidu will designate an Affiliate of Baidu established in the PRC to provide to an Affiliate of iQIYI established in the PRC and designated by iQIYI a RMB loan in an amount of RMB650,000,000 with a term of 5 years.

4.	Non-compete

4.1	Baidu shall not engage in the business of providing video content services that are the same with or substantially similar to the Long-form Video Business currently provided by iQIYI. Whether any service is the same with or substantially similar to the Long-form Video Business shall be determined by the Parties in a commercially reasonable manner (for the avoidance of doubt, the businesses carried out by those entities not Controlled by Baidu shall not be subject to the restrictions in this Section 4.1; and the businesses currently carried out by Baidu and its Affiliates and the businesses carried out by Beijing Xiaodu shall not be subject to the restrictions in this Section 4.1).

4.2	iQIYI shall not engage in any business that is the same or substantially similar with part or all of Baidu’s core business. Whether any service is Baidu’s core business or is the same with or substantially similar to Baidu’s core business shall be determined by the Parties in a commercially reasonable manner (for the avoidance of doubt, the businesses carried out by those entities not Controlled by iQIYI shall not be subject to the restrictions in this Section 4.2; and the businesses currently carried out by iQIYI and its Affiliates shall not be subject to the restrictions in this Section 4.2).

4.3	The Parties acknowledge that this Section 4 shall not be deemed as improper restriction on either Party’s innovative business; if any conflict arises during the implementation of this Section 4, including but not limited to the conflict in the understanding of “improper restriction”, the Parties shall negotiate and resolve the relevant matters in good faith.

5.	Cooperation Term and Termination

5.1.	The Parties agree that subject to Section 5.2 of this Agreement and unless (i) the Parties otherwise agree to terminate this Agreement prior to expiration of the Cooperation Term; or (ii) the term of relevant cooperation has been otherwise specifically set forth in a Specific Business Cooperation Agreement based on the nature of the cooperation in the Relevant Cooperation Fields, the cooperation term of Relevant Cooperation Fields under this Agreement shall be 8 years commencing from the Signing Date (the “Cooperation Term”), subject to extension of another term of 8 years if mutually agreed by the Parties.

5.2.	Upon occurrence of any of the following events, any Party shall be entitled to terminate or suspend the business cooperation in the Relevant Cooperation Fields that results in the occurrence of such event by written notice to the Other Party at any time:

(1)	The cooperation in the Relevant Cooperation Fields fails to comply with applicable laws or governmental regulatory policies; or

(2)	The cooperation in the Relevant Cooperation Fields has an adverse effect on such Party’s data safety or reputation.

For the avoidance of doubt, the termination or suspension of the business cooperation in the Relevant Cooperation Fields by any Party pursuant to this Section 5.2 shall only be limited to the cooperation field that results in the occurrence of any of the events specified in this Section 5.2 and shall in no event affect the Parties’ cooperation in the Relevant Cooperation Fields in other aspects; and upon such termination or suspension, the terminating or suspending Party shall continue to cooperate with the Other Party for a reasonable transition period in order to maintain business stability and smooth transition.

5.3.	If iQIYI is no longer Controlled by Baidu, Inc., each Party shall be entitled to terminate this Agreement and/or all/part of the business cooperation under the Specific Business Cooperation Agreement(s) entered into according to this Agreement by delivering written notice to the Other Party, provided that under such circumstance, the terminating Party shall continue to cooperate with the other Party for a reasonable transition period in order to maintain business stability and smooth transition.

6.	Intellectual Property

6.1	The ownership of any materials, information and intellectual property respectively provided by the Parties for the purpose of this Agreement shall not be changed as a result of the cooperation under this Agreement. Each Party undertakes to respect and protect the intellectual property of the Other Party and shall in no event conduct any reverse engineering on the equipment and software, etc. of the Other Party.

6.2	Each Party shall not use the intellectual property of the Other Party unless within the authorized scope set forth in this Agreement or Specific Business Cooperation Agreement(s) entered into pursuant to this Agreement. Each Party undertakes not to, under any circumstances, perform any act that could infringe the intellectual property rights or other property rights of the Other Party. Each Party undertakes not to, in any event, jointly with any third party, or assist or allow any third party to, engage in any actions that would infringe the intellectual property rights or other property rights of the Other Party, .

6.3	Unless expressly agreed in this Agreement, neither Party shall use or reproduce the trademarks, logos, business information, technologies and other data of the Other Party without the prior written consent of the rights holder.

6.4	Each Party hereby agrees to indemnify the Other Party from and against any and all losses resulting from the infringement of any third party’s intellectual property rights or other legal rights (i) in the performance by such Party of its obligations under this Agreement, or (ii) in connection with the products, services or materials provided by such Party.

7.	Confidentiality

7.1	Each Party hereby acknowledges and agrees that any oral or written information exchanged in connection with this Agreement shall be treated as confidential information. Each Party shall hold such information in strict confidence and, without the prior written consent of the Other Party, not disclose any of the confidential information to any third party, except to the extent such information: (i) has been in the public domain through no breach of the confidentiality obligations by such Party; (ii) is required to be disclosed according to applicable laws, regulations, or requirements of any stock exchange; or (iii) is disclosed by a Party to its counsels or financial advisers to the extent necessary for the performance of this Agreement so long as such persons are under equal nondisclosure obligations. The disclosure of information by any employee or professional advisors of any Party shall be deemed as the disclosure of information by such Party, and such Party shall bear the liabilities for breach of contract.

7.2	This Section shall remain in force in the event any other provisions are held to be invalid, unenforceable, revised, removed or terminated for any reasons.

8.	Tax Payment

The Parties shall pay their respective taxes in connection with the performance of this Agreement to the relevant tax authorities in accordance with the applicable laws, regulations, and policies.

9.	Representations, Warranties and Covenants

The Parties hereby represent and warrant to each other that as of the date hereof and at any time within the term of this Agreement:

9.1	It is a company or partnership duly established, validly existing and in good standing;

9.2	It has all requisite power and authority to execute this Agreement; and its authorized representative has been duly and fully authorized to execute this Agreement on its behalf;

9.3	It has the requisite corporate power and authority to perform its obligations under this Agreement; and such performance shall not violate, or be in conflict with, any applicable laws, regulations, its articles of associations and other charter documents, or any other legally binding document.

10.	Force Majeure

10.1	“Force Majeure” in this Agreement means any objective events which are unforeseeable as of the date hereof, unavoidable and the consequences of which are unable to be overcome by the Parties, with such objective events including without limitation: flood, fire, wars, national policies, government mandates or intervention, restrictions of laws.

10.2	If either Party is prevented from performing any of its obligations due to an event of Force Majeure, it shall inform the Other Party in writing within three (3) days and provide the Other Party written proof with legal effect issued by the relevant institution within fourteen (14) days.

10.3	If an event of Force Majeure results in the failure of performance of the obligations under this Agreement or the termination of this Agreement, neither Party shall be deemed to have breached this Agreement.

11.	Governing Law and Dispute Resolution

11.1	The execution, interpretation, construction, performance and enforcement of this Agreement and the resolution of dispute(s) arising out of this Agreement shall be governed by and construed in accordance with the laws of the PRC without regard to principles of conflict of laws thereunder.

11.2	Any dispute arising out of or relating to the interpretation or performance of this Agreement shall be resolved through negotiation in good faith. If such dispute cannot be resolved by negotiation, the dispute shall be submitted to the China International Economic and Trade Arbitration Commission for arbitration in Beijing in accordance with its arbitration rules in effect by then. The award of the arbitration shall be final and binding upon the Parties. During the dispute settlement period, the Parties shall continue to perform the other articles of this Agreement except for the dispute matters.

12.	Liability for Breach of Contract

12.1	If any Party materially breaches any of its representations, warranties, covenants and/or fails to use the intellectual property of the Other Party in accordance with the terms of this Agreement, such Party shall be deemed to be in breach of this Agreement and shall assume liabilities for breach of contract.

12.2	The breaching Party shall indemnify the non-breaching Party against any and all losses incurred by the non-breaching Party in relation to breach by the breaching Party. The amount of damages paid by the breaching Party to the non-breaching Party for the breach shall be the actual losses incurred by the non-breaching Party as a result of such breach.

12.3	The Parties agree that if any provision of this Agreement were not performed in accordance with the terms thereof or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and the Parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled pursuant to this Agreement or applicable laws; provided that such specific performance shall not be applicable if the breaching Party is objectively incapable to specifically perform such provisions.

12.4	If cessation of certain cooperation hereunder by either Party results from violations of applicable laws or national policies, such Party shall be entitled to terminate the relevant cooperation as set forth in this Agreement and neither Party shall have any liability to the Other Party in connection with such termination. For the avoidance of doubt, either Party’s right to terminate the cooperation under this Section 12.4 shall only be limited to the part in violation of applicable laws or national policies and shall in no event affect the other parts of this Agreement.

13.	Miscellaneous

13.1	This Agreement may not be amended or modified except by an instrument in writing signed by the Parties. The amendment and modification of this Agreement duly executed by the Parties shall constitute an integral part of this Agreement with the same legal effect.

13.2	This Agreement shall become effective upon execution by the authorized representatives of the Parties as of the date first above written, and will be automatically terminated upon expiration or termination of the Cooperation Term (including the extended term) set forth in Section 5 of this Agreement.

13.3	No failure on the part of any Party to exercise, and no delay on its part in exercising any right or remedy under this Agreement shall operate as a waiver thereof, nor shall preclude any further exercise of such right or remedy by such Party.

13.4	If any provision in this Agreement is held invalid or unenforceable, such invalidity or unenforceability will not affect the validity and enforceability of the other provisions. Under such circumstances, the Parties shall negotiate in good faith to agree on a provision which comes closest to the original intent of the Parties and to the satisfaction of both Parties to replace the invalid, illegal or unenforceable provision.

13.5	The headings in this Agreement are for convenience of reference only and shall not be used to construe or interpret this Agreement.

13.6	This Agreement shall be executed in two counterparts, and both shall have equal validity and legal effect. This Agreement shall be executed in English and Chinese, and the English version shall prevail in the event of any inconsistency between the two versions.

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IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date first written above.

Baidu Holdings Limited

By:	/s/ Robin Yanhong Li
Name:	Robin Yanhong Li
Title:

[Signature Page to Master Business Cooperation Agreement]

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date first written above.

iQIYI, Inc.

By:	/s/ Yu Gong
Name:	Yu Gong
Title:

[Signature Page to Master Business Cooperation Agreement]